FORM N-SAR
ARTISAN FUNDS, INC.
FILE NUMBER 811-08932
REGISTRANT CIK NUMBER 0000935015
ITEM NUMBER 77I

Beginning July 1, 1997 the Artisan International Fund, Inc.
a series of the Registrant) began issuing shares of the class Artisan International Fund - Institutional
Shares, $0.01 par value.